Good morning Village People!

I am excited to report this morning that Village Bank and River City Bank announced the signing of an agreement in which River City will merge with Village Bank. The required notification and press release were forwarded to the media and Nasdaq just a little while ago; however, I wanted to let you personally hear the good news. I would ask that you take time to read the full press release which will be e-mailed to you following this conference call.

This is a very exciting event for both companies, for our employees and customers. Our greatest asset has always been you, our wonderful employees, and by joining forces with the good folks at River City, we have just increased the quality of that asset.

Senior management and your Board of Directors believe strongly that this merger will substantially enhance our ability to quickly achieve our goal of becoming the premier community financial institution in the Richmond Metro area. Let me go over the numbers with you. Once this merger is complete, our resulting company will have over $500 million in total assets, $450 million in gross loans, $450 million in total deposits and 13 full service branches. We will be the dominate locally-owned and operated community bank in Richmond.

The final closing of this merger will take some time as regulatory and shareholder approvals from both companies must occur. It is anticipated that the transaction will be completed in the third quarter of 2008.

In the interim, I ask that you continue with business as usual. Keep up the good work! I’ve heard encouraging reports from many of you about deposit growth and new relationship customers.

As we go through the process in the days to come, I ask that you extend a heartfelt welcome to the team of employees at River City Bank. I encourage you to welcome them to the Village with open arms and assist them during the transition phase.

As I am sure some of you may have questions, I have asked that a separate e-mail address be set up. I will be happy to answer any questions you may have and will include this e-mail address with the press release when I forward it to you. Also, should you receive any calls about this merger, please direct those to my attention.

I am now on my way to River City Bank to talk with their employees. I would ask that you not call anyone at this time, so that we can give them the same courtesy of hearing the news from their President, Bill Stegeman, and me before it becomes public knowledge.

I hope you share our enthusiasm for this new venture… and I thank you for your continued support of Village Bank as we continue our way to success!